                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 1

                                                                  Exhibit 99.3





                            ASTA FUNDING INCORPORATED

                            MODERATOR: STEVE AXELROD
                                   MAY 9, 2005
                                   9:30 AM CT


Operator:             Good morning. My name is (April) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the Asta Funding Incorporated second quarter and six month results conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      Mr. Axelrod you may begin your conference.

Steve Axelrod:        Thank you very much (April). Good morning everybody and
                      thank you all for joining us for Asta Funding's quarterly conference call to discuss the results for the second quarter and six months ended March 31, 2005.

                      By now of course all of you should have had the opportunity to review the press release discussing the financial results. But if you have not please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or by email.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 2

                      Before I ask our host, Gary Stern, CEO of Asta Funding to discuss the current results, let me take a few minutes to read the forward-looking statements.

                      Except for historical information contained herein the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding, Incorporated believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized.

                      Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding Incorporated's expectations.

                      Factors that could contribute to such differences include those identified in Asta Funding Incorporated's Form 10K for the fiscal year ended September 30, 2004 and those described from time to time in Asta Funding Incorporated's other filings with the Securities and Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices for our sufficiently favorable terms or at all and may not be able to continue it's quarterly dividend program.

                      Asta Funding Incorporated's reports with the Securities and Exchange Commission are available free of charge through its Website at www.astafunding.com.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 3

                      Having dispensed with that let me now turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary.

Gary Stern:           Thank you Steve. Good morning everyone and thank you for
                      joining Asta's second quarter conference call. The second quarter was a busy and a highly rewarding one for Asta. I am pleased to report another quarter with record results.

                      Asta's revenue and net income showed excellent growth for its second quarter of fiscal 2005 growing 30% and 35% respectively. This growth was fueled by our portfolio purchases and the effective and efficient management of those portfolios.

                      During the second quarter ended March 31, 2005 we purchased receivable portfolios with the aggregate charge off balances or face value of approximately $800 million at an aggregate cost of $36.8 million. For the six month period we purchased a face value of approximately $1.8 billion for a purchase price of $73.3 million which was financed primarily through cash flows from operating expenses and our credit facility.

                      We are very pleased with the level of portfolio purchases during the second quarter which included $197 million from the acquisition of Option Card, LLC. Option Card has been smoothly integrated into Asta Funding and we have already begun to reap rewards from this acquisition.

                      We will continue to seek opportunities to make additional acquisitions that fit our criteria. With that said I'd like to briefly comment on how we view the current state of the debt buying marketplace as it relates to Asta Funding.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 4

                      It is our belief that pricing has already begun to level off from what we consider to be high levels. Even as prices were considered to be high we were still able to purchase approximately $800 million worth of paper in the second quarter and approximately $1.8 billion for the first six months of our fiscal year at very attractive prices.

                      This is a testament to our excellent reputation and excellent relationships in the industry. We continue to adhere to our philosophy whereby the price we are willing to pay for receivables is strictly driven by our desired rate of returns.

                      Asta's acquisitions going forward will be based on portfolio availability and our financial resources. We believe that the pipeline of available paper remains strong as seen by our purchases during the quarter.

                      We will continue to cultivate our sourcing capabilities and strengthen our financial wherewithal. Although credit card debt remains the bulk of our business we will not shy away from new opportunities that fit into our disciplined purchasing criteria.

                      Our balance sheet continues to be strong. At the end of the second quarter our capital structure remained very sound with $128.2 million in shareholder's equity. In addition, we just expanded our credit facility to $80 million from $60 million which will leave Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary.

                      Before I turn the call over to Mitchell Cohen, our CFO, to review Asta's financials I would just like to take a moment to comment on the recent enactment of the Bankruptcy Abuse Prevention law.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 5

                      As many of you know, this new law will increase Chapter 13 filings where debts can get paid rapid over - can get repaid over three to five year period versus Chapter 7 bankruptcies which allows filers to virtually eliminate all unsecured debt.

                      We definitely view this law as a positive for Asta and we anticipate more charge off receivables will become available for sale in the future.

                      And now Mitchell Cohen, our CFO will take you through our Asta's financial report.

Mitchell Cohen:       Thank you Gary.

                      I am very pleased to announce that Asta Funding has continued its outstanding performance through its fiscal second quarter reporting record revenues and earnings for the quarter ended March 31, 2005.

                      Asta's - Asta reported record revenues for the quarter of $16.6 million, a 29.5% increase over revenues of $12.9 million for the second quarter of 2000 - fiscal 2004. This was driven by extremely strong past collections of $42.2 million in the quarter and an increase of 38.8% from the prior year quarter of $30.4 million. Revenues for the six months increased 25.5% to $30.5 million from $24.3 million.

                      Cash collections during the six months ended March 31, 2005 were up $79 million up 33.2% from $59.3 million in the prior period. Total expenses including interest increased to $3.9 million up $3 million in the same quarter one year ago. This did not include $454 - $455,000, I'm sorry, for our third party servicing, an expense which is now asked in the current quarter.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 6

                      Asta continues to have tight controls as most expenses remain relatively fixed; another benefit to our outsourcing a majority of our collections. Although expenses in the second quarter rose to about $1.3 million per month we don't expect these levels to climb during the second half of fiscal 2005.

                      A majority of the increased costs were from collection expenses, printing, postage and delivery costs, data processing costs, salaries, payroll taxes and benefits, professional fees, telephone charges and anticipated overhead from our Option Card acquisition.

                      Interest expense increased $211,000 to $496,000 during the quarter as compared to the same period in the prior year. That was due to an increase in average outstanding borrowings by Asta under its line of credit which included $52 million at the end of the quarter and was $39.2 million at the end of - at May 6, 2005 last Friday.

                      As a result of excellent revenue (unintelligible) and continued expense control Asta's pretax income reached $12.2 million in the quarter up 34% from prior year results of $9.1 million. Asta's tax rate in the quarter was approximately 41%. These rates were in line with our expectations and we believe those rates will continue during the remainder of fiscal 2005.

                      Net income was $7.3 million during the quarter increasing 35.2% compared to $5.4 million in the second quarter of fiscal 2004. We reported fully diluted earnings per share of 51% a 31 - 33.1% increase over the prior year's quarter of 38 cents per share.

                      As Gary mentioned Asta's balance sheet continues to be strong. At quarter end shareholder's equity totaled $128.2 million up from $102 million point - $102.8 million one year ago. Tangible book value per share was 9.45 or $9.45 at the end of the second quarter; an increase sequentially from $8.95 per share at the end of the first quarter of fiscal 2005 and up from approximately seven point - $7.68 per share at the end of second quarter fiscal 2004.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 7

                      That concludes my formal remarks and now I'd like to return it back to Gary.

Gary Stern:           Thank you Mitchell. As most of you know, Asta's unique
                      business model whereby we outsourced 95% of our receivables enables us to maintain a streamlined infrastructure that is extremely scalable affording us tremendous operating leverage and flexibility as we continue to grow.

                      We also recognize that we need to have the highest quality infrastructure and sufficient resources to support future growth while maximizing returns. During the second quarter we have continued to build our book of business and I am also proud of the great strides we have made over this period by producing record revenues and earnings, purchasing $800 million of face value of receivables, expanding our resources and relationships to the new sources of business as proven with our acquisition of Option Card.

                      Committees have the best possible management information and operational systems in the industry and expanding our credit facility to be properly positioned for additional purchases that arrives.

                      Again, I am very pleased with the results to date and would now like to open the discussion to anybody who has any questions. Thank you.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 8

                      And your first question comes from the line of Steve Delaney with Ryan Beck.

Steve Delaney:        Good morning gentlemen, excellent quarter.

Gary Stern:           Good morning.

Steve Delaney:        The cash collections were dramatically, you know, higher
                      not only from the fourth quarter which, you know, we know is the lightest quarter of the year but just looking back to, you know, the September quarter, et cetera.

                      And I'm just curious are, you know, one, a specific question how much of the $42.2 million would have come from zero basis portfolios and, you know, is there anything in there that, you know, might be any onetime type of item? Or do you see that, you know, $42 million range as being something that you would generally expect going forward on the level of portfolios that you now own?

Mitchell Cohen:       Steve you know we don't like to give any forward-looking
                      statements.

Steve Delaney:        I understand that.

Mitchell Cohen:       On the zero basis pools there were about $2 million for
                      this quarter.

Steve Delaney:        And refresh me Mitch I mean how does that compare to the
                      last quarter or two?

Mitchell Cohen:       Well actually the last quarter the fiscal, you know, the
                      first quarter.

Steve Delaney:        Yeah.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                          Page 9

Mitchell Cohen:       The zero base was actually much higher about $5 million.

Steve Delaney:        Okay.

Mitchell Cohen:       So there wasn't anything special in the zero base pools.
                      Some pools have switched now from - you have extracted the cost out of some of our pools now. The zero base pools I should say.

Steve Delaney:        Meaning in the - are you suggesting that in the quarter
                      you've had additional pools obviously that have - that became fully amortized.

Mitchell Cohen:       Correct.

Steve Delaney:        Okay. All right and then Gary could you - you were in
                      talking about sort of the purchase market some of your competitors have been reporting in the last week or two, you know, a pretty significant shift from traditional to non-traditional.

                      We know the Option Card purchase was a card portfolio so I guess if you take that away that you had about $600 million of face value purchases excluding Option Card. Can you give us a feel for of that amount those portfolios what percentage were traditional and what percentage would be telecom or something else.

Gary Stern:           Fifty fifty.

Steve Delaney:        About 50/50?

Gary Stern:           Yes.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 10

Steve Delaney:        Okay.

Gary Stern:           Fifty fifty.

Mitchell Cohen:       And Steve I can add a little bit to that by saying that
                      about - of our portfolios that remain portfolios on the balance sheet right now approximately 69. - about almost
                      70% of them are credit card.

Steve Delaney:        Seventy percent of what you have now are still card.

Mitchell Cohen:       Yeah.

Gary Stern:           Yeah.

Steve Delaney:        Okay.

Mitchell Cohen:       And we are - we are, you know, buying quite a bit of
                      telecom paper and we're buying our share of credit card paper. But we're, you know, we have very good relationships with several groups and we are seeing a (unintelligible) off of pricing which should help us in the future.

Steve Delaney:        Right. I'm glad you mentioned pricing. I mean pricing has
                      as you say it is stabilized. If we, you know, if we look back over a year or so I mean it's - while every portfolio is different the trend quarterly you can see - you can definitely see an uptrend in terms of average prices paid.

                      And I guess I would just ask now that you - we've had three or four or five quarters of this higher pricing environment are you comfortable, are you seeing that the sort of the cash to cost - cash received to cost multiple are these higher these portfolios that are, you know, being where you're paying 4% or higher. Are you seeing the type of cash return multiple that you would have seen in the past if you'd pay 3%?

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 11

Mitchell Cohen:       Yeah absolutely. What we're seeing is and we - as I think
                      I've mentioned in the past conference calls we're finding more assets up front. Basically because of having more sophisticated systems now than we did years ago and possibly the economy is improving, you know, we may be - that may attribute factors as well.

                      But we are up front locating more assets and many times no up front within more assets when we bid on these portfolios. And I might add that some of the portfolios that we're buying we've already had experience so we might have paid 3.5 or 3.75 and maybe we're paying, you know, 10% more than that in a specific portfolio.

                      We already have the experience for several years knowing how these are going to perform and that combined with the added fact that we know up front that there are more assets to go after gives us the comfort level to bid higher.

                      And going back to your question about the collections building I think what we're seeing now is the beginning of an increase in collections because the legal strategy will be kicking in.

                      So we - as we mentioned in the past we shifted from more of a legal strategy than an agency strategy, although with telecom there's more of an agency strategy. So there's a longer term to collect on legal strategy but it's been evolving for the last quarter and we hope that it fills and that may be one reason why you're seeing higher collections.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 12

Steve Delaney:        Okay well thanks for taking the questions. I'll yield the
                      floor to somebody else. Thank you.

Operator:             Your next question comes from the line of Joe Chumbler
                      with Stephens Incorporated.

Joe Chumbler:         Hey great quarter guys.

Mitchell Cohen:       Thank you.  Hi Joe how are you?

Gary Stern:           Good morning.

Joe Chumbler:         I might have missed it did you give your ending balance
                      finance receivable for the quarter?

Mitchell Cohen:       Our ending finance receivable - what do you want to know
                      our balance sheet receivable Joe?

Joe Chumbler:         Yeah the finance receivable.

Mitchell Cohen:       $171 million purchase price.

Joe Chumbler:         Okay. And on the deal flow in the quarter you know you
                      said you bought about $800 million face and that includes
                      Option Card. I'm wondering how much did you pass on or how much did you miss in the quarter just to give us an idea of how much activity was out there.

Gary Stern:           We passed on many portfolios. We pass, you know, we
                      passed on quite a few and we didn't bid on quite a few and we missed our fair share. There's a decent amount of deal flow we're just very disciplined, we're very careful and we're going to go in to buy what we want to buy at our price or we're just not - we're not shaping deals and I don't think you need to. We certainly don't.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 13

Mitchell Cohen:       The deal flow is definitely there Joe, it's definitely out there for us to buy or not buy depending on the price.
                      It's all strictly driven by price.

Joe Chumbler:         Okay. And then I know you guys occasionally will resell
                      paper. I'm just wondering how is the resale market in terms of number of bidders and the prices that you're able to get. Is the market still firm?

Mitchell Cohen:       Absolutely. We expect that to be firm for quite awhile.

Joe Chumbler:         Has the number of, you know, bidders increased? Like are
                      you seeing more new entrants coming in and trying to buy paper?

Mitchell Cohen:       I don't think - I really don't think so. I don't think
                      it's increased much and are you talking about buying paper in the market or buy paper from us?

Joe Chumbler:         From you.

Mitchell Cohen:       Oh we limit who we sell to. There are many people that
                      want to buy from us. We limit the people that we let - we don't sell to, you know, we don't put out these mass bids.
                      We sell to people that we know for many, many years. We don't just send out bid packages to 100 people. We could but we just do business with people that we're comfortable with and we know. They come back to buy on a regular basis that have a good experience with us and we've had a good experience with them.

Joe Chumbler:         Okay and then looking at the balance sheet what metric do
                      you use to assess the appropriate level of debt on your balance sheet and what is that level?

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 14

Mitchell Cohen:       Well I'm not sure that it's exactly as scientific as you
                      make it out to be. You know, we know that the cash flow from these pools pay down our debt relatively quickly.

                      You know, we went from $50 plus million at the end of the quarter to $38 million as of la - as of Friday night. So we're more focused on looking for the purchase because we know they're going to spin off the cash to pay themselves off. So again I don't think there's any scientific metrics here.

Joe Chumbler:         Okay so and you could...

Mitchell Cohen:       It's more of a feel.

Joe Chumbler:         As long as the cash flows are coming in you could continue to ramp up your revolver.

Mitchell Cohen:       Absolutely.

Joe Chumbler:         Okay and then finally on the bankruptcy law a couple
                      things I've heard that are interesting maybe you'll see lenders get a little more lenient on their lending practices to certain demographics. Is that something you might be anticipating?

Gary Stern:           I don't think so. I mean my personal opinion is no. I
                      think lenders are going to stay with what they have. I don't think so.

Joe Chumbler:         What about maybe originators are less likely to sell since the Chapter 7 option is tougher to get.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 15

Gary Stern:           Let me go into that in detail. I'm glad you asked that.
                      When we buy portfolios we scrub the portfolios immediately to see if there are any 7's and - or 13's. We have put back rights and what we have done in the past and will continue to do is put back the 7's and the 13's and we get paid immediately on those.

                      Depending on the price we pay some of the 13's we keep if we feel they're going to over three to five year period collect out more than we pay for which is most of the time by the way. Historically if you want to look at the statistics I would say one can recover and this is just a general average if you look at all the 13's. One would recover approximately 20% to 25% over a five year period on unsecured Chapter 13's.

                      So many times we keep the 13's and put the 7's back for repurchase. Then as why I believe strongly that this will be a positive for Asta is because as we - first of all our book of bus - there'll be less Chapter 7's filed and 13's for the present book of business we have and the bankruptcies are not a material part of our portfolio. I don't want anyone on the phone to get the wrong impression. Bankruptcies are not a major risk in our portfolio.

                      Now with that being said and done then less people will file 7's and more 13's because of the new law. And I don't know if everybody is aware but based on the new law anyone that wants to - anyone contemplating bankruptcy will be required to go through Consumer Credit Counseling at their cost which alone will be a deterrent for people to file bankruptcy.

                      But we feel we will benefit by less people filing bankruptcy because they don't want to pay for Consumer Credit Counseling. And if they do file bankruptcy there will be more 13's than 7's and according to the American Bankruptcy Institute presently 70% of the individuals that file bankruptcy file 7 versus 30% for 13's. We definitely feel that ratio will switch and shift the other way.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 16

                      So we feel that it's a win win for us. We're just going to have less people file in our portfolio, more will be 13's and then going forward as we buy paper if people want to file they'll file a 13 rather than 7.

                      And as far as more charge offs being available, as people, you know, don't pay their bills as well as they normally would and they cannot file a 7 will opt not to file a 13 they're probably going to charge off eventually because they're going to become contractually delinquent and they'll charge off for that time.

                      When we buy portfolios there may be customers in there that paid $100 a month or two ago or three months ago but still had a charge off because they didn't meet their minimum monthly payment in the six months contractually. So that's why I believe that there will be more charge offs available.

Joe Chumbler:         That's helpful thanks.

Operator:             Your next question comes from the line of James O'Brien
                      with Brean Murray.

James O'Brien:        Yes good morning guys. Gary I was wondering maybe you can
                      talk a little bit more say qualitatively when you say that see that pricing maybe has finally leveled off or plateaued. I was wondering if you can give us just a sense like I said kind of from 35,000 if you see why that's the case.

Gary Stern:           Why that's the case? I believe my opinion is that
                      companies that were paying high prices than they should have realized or are beginning to realize that they can't do that and earn money or earn margins that they like to earn. And we matter of fact have seen some purchasers now offering large portfolios for sale and we're looking at those and we don't what that means.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 17

                      We're investigating, we don't know if that means that they are under financial duress and they need to sell very large blocks, unusually large blocks of assets because they're in trouble. Or because they're lenders are, you know, just pushing them to get out. And we don't know what prices they want. We have - we've just been, you know, discussing these pages with several companies.

                      However, we feel it's a good sign because its highly unusual for companies that bought paper aggressively I might add, all of a sudden now try to resell a lot of that paper. Now I may be misreading this into them thinking that they could get high prices for the paper that they have paid high prices for. We have to see how that evolves but I - we just have a good feeling and a great feeling that this market is starting to turn the other way.

                      And with that being said and done I will tell you unequivocally the $1.8 billion that we purchased, we purchased at extremely attractive prices. We have certain relationships that continue, we have been in this business for many, many years and it is not always price that dictates portfolios success. If you have relationships with people within reason one can buy paper at attractive prices and then extremely happy and pleased at the $1.8 billion that we purchased at these prices.

James O'Brien:        Okay that's very helpful. Turning to the legal collections can you give us what the percentage of legal collections is to total collections? Do you have that available?

Gary Stern:           You know, unfortunately we don't have that handy but we
                      can call you later. I apologize.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 18

James O'Brien:        Oh that no, no apologies necessary.

Gary Stern:           The legal is building up and our strategy is working. And
                      I just want to remind everybody that this legal strategy takes time to build up and it builds up over years. There is a longer tail on legal than there is on the collection agencies.

James O'Brien:        Right okay and then one last quick question. You did
                      mention some maybe some new, you know, exploring new businesses or new business opportunities I should say.

                      Could we see more say M&A domestically or maybe looking into foreign markets or are we talking maybe looking at different types of paper that perhaps you haven't tapped into before. I was kind of wondering if you can give your views on that as well.

Gary Stern:           Absolutely. We think there's going to be a consolidation.
                      I think last quarter I mentioned it could be, you know, 12
                      18 months and we think that this, you know, could happen in the next, you know, 12 months, nine months, 18 months, we don't know exactly or even sooner than that so that's certainly a possibility.

                      And as far as new asset classes we are looking at other assets but we prefer not to divulge that on the phone because of competitive reasons but if we buy other asset classes I can assure everyone on the phone that we are not going to spend a lot of money unless we have an extremely good comfort level on what liquidation rate.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 19

                      And one way we might spend a good amount of money would be is if we have relationships with other groups that have purchased - not purchased, I apologize, has collected on this paper so we can look at the liquidation rates. But there are other asset classes that we are beginning to look at.

James O'Brien:        Great thanks a lot.

Gary Stern:           You're welcome and by the way I want to mention something
                      to you. If we do not buy these other asset classes based on our past portfolio purchase and we're comfortable and we are continuing to buy paper. So we don't need to do this but we think it's a good idea to take a look at other classes.

James O'Brien:        Right understood thank you.

Operator:             Your next question comes from the line of Audrey Snell,
                      Think Equity Partners.

Audrey Snell:         Good morning gentlemen nice quarter.

Gary Stern:           Good morning how are you?

Audrey Snell:         I had to disconnect for a minute, forgive me if this has
                      been asked but what did you purchase in the quarter besides telecom and credit card paper?

Gary Stern:           That's all.

Mitchell Cohen:       That's it; it was just about a 50/50 split Audrey.

Audrey Snell:         And was it both wire line and wireless telecom?

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 20

Gary Stern:           Wireless but it's a 50/50 excluding option costs.

Audrey Snell:         Okay. Why did you say that pricing has begun to level off?

Gary Stern:           We think that it's our opinion that companies that have
                      paid higher prices may be under some duress and realizing that it just doesn't work. That they may be overpaid and we think there's a lot of supply and we also think that their, you know, I think people are realizing that they just can't sustain prices the way they were and we think pricing is coming down.

Audrey Snell:         How are you monitoring that Gary?

Gary Stern:           We're seeing portfolios that are offered by resellers with being, you know, that I don't think the competition is as fierce as it was although we're not privy to every single, you know, bidder. But I just think the general climate is better.

Audrey Snell:         Okay and how much of what you purchased in the quarter was performing versus non-performing?

Gary Stern:           It was all charge offs, all non-performing.

Audrey Snell:         All non-performing okay.  And it was a mixture of ages?

Gary Stern:           Yes yeah there was some fresh and the usual mixture.

Audrey Snell:         Okay. Could you elaborate a little bit on your legal
                      strategy and how that kicked in in the quarter and what you forecast for the remainder of the year?

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 21

Gary Stern:           Well we're not, you know, we're not forecasting for the
                      year but what has happening is it's kicked in before we have taken this legal strategy to a very high degree and its beginning to bear, you know, the fruits of this strategy.

                      So this should evolve over time and, you know, strategy - well we've always had a legal strategy but I think we really implemented this greatly in the last six or seven months or eight months really stepped it up quite a bit. And so it's beginning to, you know, to really build up.

                      And the tail on these portfolios could be, you know, six, seven, eight, nine years, ten years is as one gets a judgment for instance a lien on a house, judgments can be in some states can be (unintelligible) 20 years, others ten, others six or seven years. So this is a long term play as far as we're concerned and we're extremely pleased with it.

Audrey Snell:         When you describe the portfolio as being as you stepped up the legal strategy are you sending it out to legal earlier in the process?

Gary Stern:           Yes yes.

Audrey Snell:         And are you using more lawyers or different network of
                      lawyers?

Gary Stern:           We're using some other lawyers but we have excess
                      capacity. We fortunately because of the 20 some odd years that we have been doing this have an excellent relationship with many law firms and legal networks.

                      And its really, you know, we have because there's many other - the answer is we've added a few lawyers, we might add a few others but we basically always have the champion challenger and monitor them very closely but we - we're in great shape. We could buy a lot more paper without doing too much to add to the legal network.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 22

Audrey Snell:         Okay.  What was the ending cash balance Mitchell?

Mitchell Cohen:       Two point six million.

Audrey Snell:         Two point six okay.

Mitchell Cohen:       And all of our cash goes to paying our line.

Audrey Snell:         Okay and speaking as a line what is the interest rate on
                      the new line? Is it LIBOR plus something?

Mitchell Cohen:       It's the smaller of LIBOR plus or prime.

Audrey Snell:         And one last thing that I missed, what is the outstanding
                      balance on that line right now?

Mitchell Cohen:       Thirty eight point two million as of Friday.

Audrey Snell:         Okay thanks a lot.

Mitchell Cohen:       You're welcome.

Operator:             Your next question comes from the line of Jed Gore with
                      Sunova Capital.

Jed Gore:             Hey thanks for taking my question, good morning.

Mitchell Cohen:       Good morning hi Jed.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 23

Jed Gore:             A couple questions; do you think the bankruptcy law has
                      left any spike in the amount of debt that the card issuers are selling?

Gary Stern:           No.

Jed Gore:             Okay.

Gary Stern:           I don't think so. I think there will be eventually more
                      sales. I haven't seen a spike yet.

Jed Gore:             You haven't seen anything recently. And I don't know if
                      this was asked earlier in the call. I'm been jumping on and off I apologize but the G&A expense sequentially up
                      $900,000?

Gary Stern:           Yes.

Jed Gore:             Was that related to Sarbanes-Oxley, was that part of the
                      legal strategy flowing through or what's behind the increase in expenses sequentially?

Mitchell Cohen:       Actually it's all of what you just said.

Jed Gore:             Okay.

Mitchell Cohen:       And plus a little bit of additional overhead from our
                      Option Card purchase.

Jed Gore:             Okay.

Mitchell Cohen:       Certainly a lot was spent on shipping and mailing for
                      collection agency (unintelligible) telecom paper.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 24

Jed Gore:             Okay. Mitch what do you think the Sarb-ox, you know,
                      sequential jump would be meaning I'm just trying to get a sense of what a good run rate is for G&A and I know you don't want to give me forward-looking statements so maybe backwards looking if you could just say what Sarb-ox was.

Mitchell Cohen:       Oh I think that these levels are pretty much where they
                      should be.

Jed Gore:             Okay.

Mitchell Cohen:       I don't think they'll go higher from here but I, you know.

Jed Gore:             Okay. You seem to be focusing a little bit on fresher net
                      charge offs. I mean is that a fair statement? I think you mentioned that your mix was the usual mixture but I'm not sure you'd had some fresh previously that I recall.

Mitchell Cohen:       Well we've bought fresh paper in the past.

Jed Gore:             Okay.

Mitchell Cohen:       You know, not a lot of them. I don't believe we purchased
                      a lot of (unintelligible).

Jed Gore:             Okay.

Mitchell Cohen:       But purchase- we're all purchasing some of the
                      (unintelligible).

Jed Gore:             So you think your mix this quarter was - is pretty
                      indicative of pretty much similar to what you've had previous quarters.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 25

Mitchell Cohen:       Some say indicative to what we purchased in the past. You
                      know, I just want to reiterate I don't know if you want
                      (unintelligible) but we did not purchase any performing assets this quarter.

Jed Gore:             Yeah I heard you say that.

Mitchell Cohen:       You know, on occasion we will purchase performing assets.

Jed Gore:             Okay. And can you kind of qualitatively discuss, you know, the amount of bids you're getting - the amount of packages that are coming across your desk these days versus say six months ago or a year ago?

Gary Stern:           We have more but when you say bids, you know, we get
                      emails from brokers, we - there are many portfolios we don't even bother looking at. We may ask for a disk and we pass on it, we just don't like what we see. So I think there's an increase. We're just very focused on what we know works and basically that's all I have to comment. Do you have any other comments?

Mitchell Cohen:       No we are seeing a lot more, you know, we definitely are
                      seeing a lot more but like Gary said we're still concentrating on our usual sellers.

Jed Gore:             Okay I'm just trying to get a sense of whether, you know,
                      that part of your success here is the expansion of the market broadly speaking so I'm just trying to quantify that even if it extend - where you say okay we're getting more packages coming through.

Mitchell Cohen:       I mean I could - I'll just say that we did add a new major financial institution this quarter for purchasing. It's not a big purchase but it's a start and that could lead to something that we know - I don't know if it will but it could lead to something larger. You know, we got our foot in the door so to speak.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 26

Gary Stern:           Yeah we're working on that for quite awhile.

Jed Gore:             Got you okay thank you.

Gary Stern:           Thank you.

Operator:             As a reminder if you would like to ask a question press
                      star the number one on your telephone keypad. Your next question comes from the line of Raul Guzman.

(Dan Tilman):         It's actually (Dan Tilman) here at Goldman Sachs. Quick
                      question for you guys on the legal channel. Are you guys capitalizing or expensing legal advances?

                      And then the second question is what are your expectations for counter suits in the future where you have debtors that are countersuing you guys for wrongly engaging that channel?

Gary Stern:           Well I'll answer the countersuing part we, you know, we
                      have had as normally with any business, some captures do - most it's (deminimus). We have - we are not real - we are very, very careful and have always been careful what we're doing. You're always going to have some lawyers that are going to find some reason to try and find some reason to, you know, counter sue you.

                      It doesn't happen often, it's very rare and they're resolved fairly quickly usually without merit or they walk away and usually it's not because we did anything wrong. So we don't expect any kind of increase. We have law firms that have been around for 30 years that are very careful in who they sue and how they handle responses. We would rather walk away from a lawsuit than, you know, buck heads with somebody and we're very, very careful.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 27

                      As a matter of fact, one of the key (unintelligible) and I want to reiterate this and I don't think we've ever mentioned this before we're very careful on the interest rates we charge.

                      So we don't take charge offs internally here and start adding interest and tell a customer they owe, you know, $9,000 because they owe four or five years of interest where their interest rate doubled from 4.5, you know, their interest is equal to whatever they owe. And then when we send it to lawyers we make sure that they follow the state law for compliance which is significantly lower than the credit card one.

                      Now one could take a position that we're too conservative. However, to be really careful and to make sure that your 100% in compliance we firmly believe that we should follow state law which is lower. And we continue to do that so we keep ourselves out of trouble.

                      I forgot what the other question is.

(Dan Tilman):         Capital (unintelligible) expensing (unintelligible).

Gary Stern:           Well Mitch can comment on that but, you know, we report
                      our collections net of all expenses. So when you see a collection, the collection before the $2 million that net of core costs, net of attorney's fees, net of, you know, net of all costs. And the same way as our revenue line is net. Net so you don't see a grossed up number.

(Dan Tilman):         Thank you.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 28

Gary Stern:           You're welcome.

Operator:             Your next question comes from the line of James Leonard
                      with the Leonard Management Group.

James Leonard:        Great quarter guys.

Mitchell Cohen:       Thank you very much.

Gary Stern:           Thank you how are you?

James Leonard:        Very well thank you. I just had a couple questions. I want to not to beat this G&A thing to death but I want to make sure I understand it. Do you - are you suggesting that your expenses are going to run around the $4 million level per quarter for the rest of the year or are - did you say that they're going to be stable relative to revenues?

Mitchell Cohen:       I don't think I made even a statement but I think that the
                      - this quarter is a good indication of what our run rate should be.

James Leonard:        On an absolute basis or a relative revenue basis?

Mitchell Cohen:       No on an absolute basis.

James Leonard:        Okay that's what I wanted to know.

Mitchell Cohen:       All right.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 29

James Leonard:        Secondly, as you - as your model leans more and more
                      towards litigation is that's going to change your amortization rates on your portfolios as you put them into
                      - as you buy them or as you put them into the collection process?

Gary Stern:           I don't think so but I want to just reiterate that we
                      amortize over five year periods and we know that for the legal strategy especially these assets collect over more than a five year period. But we're going to stick and be consistent with this five year amortization. With the, you know, still at the same - with the bulk of probably collections coming in with I think between 18 to 24 months maybe even further stretched out now because of that.

James Leonard:        Okay thank you.

Gary Stern:           You're welcome.

Operator:             You have a follow up question from the line of Audrey
                      Snell with Bank Equity Partners.

Audrey Snell:         Actually two follow ups if you'll indulge me. We've
                      seen pretty positive surprise last week on job growth in the economy. Are you seeing from liquidation trends any correlation between additional job growth and what's coming in the door in terms of cash collections and liquidation rates?

Gary Stern:           What we are seeing Audrey is we are seeing an increase in
                      the number of jobs we are able to locate and have seen that for several months. Part of that is because of the increase of the job rate and part of that is because of our more sophisticated ability to find and then locate jobs.

                      That has started to result in more collections but what - especially as we obtain more and more judgments it will be helpful.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 30

Audrey Snell:         Okay so the combination of sophisticated technology, more
                      judgments in the legal channel and perhaps a better economy should lead to a healthy pickup in cash flows throughout the year you would think?

Gary Stern:           Well we're not - we don't - let me just say something.
                      We're very careful in forward-looking projections. We are going into summer months so I'm not - I don't want to give anyone any negative connotations but the legal process is working.

                      So as more and more people get sued (unintelligible) so we would hope, I'm not going to say we will, we will hope that collections pick up. And as the more - and one thing we pride ourselves is, is knowing who to go after as far as collecting up front and who to sue and who not to sue.

                      So with the more locatable jobs, more homeowners, more assets, we are con, you know, we're confident that over the long run it makes a whole lot of sense. We have many more assets today, accounts with assets today than we did a year ago. So over time that should amass an equation where it should evolve into a higher collection, we hope it does.

Audrey Snell:         Okay one other follow up, what - Mitchell what was your
                      current IRR on the collections this quarter?

Mitchell Cohen:       I'll have to check that for you Audrey but we really don't like to give it out but I'll give it to you. I'll give -
                      I'll get back to you.

Audrey Snell:         Thank you.

Operator:             At this time there are no further questions.

                                                       ASTA FUNDING INCORPORATED
                                                       Moderator:  Steve Axelrod
                                                             05-09-05/9:30 am CT
                                                           Confirmation #6059128
                                                                         Page 31

Gary Stern:           Thank you for participating in our second quarter
                      conference call. As always, should you have any additional questions please feel free to call Mitchell Cohen or myself. We look forward to speaking with all of you again next quarter to discuss Asta's third quarter results.

                      Have a pleasant day.  Thank you.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END